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Exhibit 5.1


                     [MICHAEL, BEST & FRIEDRICH LETTERHEAD]




February 14, 1997


United Wisconsin Services, Inc.
401 West Michigan Street
Milwaukee, Wisconsin  53203

Dear Sirs:

          A Registration Statement on Form S-8 (the "Registration Statement") of United Wisconsin Services, Inc., a Wisconsin corporation ("UWS") is being filed on or about the date of this letter with the Securities and Exchange Commission relating to the proposed issuance of shares (the "Shares") of common stock, without par value ("Common Stock") of UWS pursuant to the terms of the United Wisconsin Services, Inc Equity Incentive Plan, as amended (the "Plan").

          As counsel to UWS, we are familiar with its articles of incorporation, by-laws, minutes of meetings of shareholders and directors, and other corporate records. We have examined the Registration Statement and the exhibits thereto, including the Plan. Based upon the foregoing, We are of the opinion that:

          1. UWS is a corporation duly organized and existing under the laws of the State of Wisconsin.

          2. The Shares being offered pursuant to the Plan are duly authorized and when delivered in accordance with the terms and conditions of the Plan will be legally issued, fully paid and non-assessable, except as described in Wis. Stats. Section 180.0622, as judicially interpreted.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Opinions" in the Registration Statement and related prospectus.

                                   Very truly yours,

                              /S/ MICHAEL, BEST & FRIEDRICH